File Number: 57826-0012

Web site: www.langmichener.com

Direct Line: (604) 691-7493
Direct Fax Line: (604) 893-2398
E-Mail: hono@lmls.com

July 9, 2007

i-level Media Group Incorporated
Suite 5B, 98 Liu He Road
Shanghai, 20001
People's Republic of China (PRC)

Attention:          Mr. Aidan Sullivan, President and Chief Executive Officer

Dear Sirs:

i-level Media Group Incorporated - Registration Statement on Form SB-2

We have acted as legal counsel to i-level Media Group Incorporated, a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on July 9, 2007. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  up to 5,000,000 shares of common stock issued pursuant to an unregistered private placement of units (the "March 2007 Debt Settlement Private Placement");

  up to 2,600,000 shares of common stock issued pursuant to an unregistered private placement of units (the "March 2007 Private Placement");

  up to 400,000 shares of common stock issued pursuant to an unregistered private placement of units (the "April 2007 Debt Settlement Private Placement");

  up to 535,714 shares of common stock issued pursuant to an unregistered private placement of shares of common stock (the "June 2007 Private Placement");

  up to 1,250,000 shares of common stock that may be acquired upon the exercise of 1,250,000 common stock purchase warrants (the "March 2007 Debt Settlement Warrants") issued pursuant to the March 2007 Debt Settlement Private Placement;

  up to 1,300,000 shares of common stock that may be acquired upon the exercise of 1,300,000 common stock purchase warrants (the "March 2007 Warrants") issued pursuant to the March 2007 Private Placement; and

  up to 200,000 shares of common stock that may be acquired upon the exercise of 200,000 common stock purchase warrants (the "April 2007 Debt Settlement Warrants") issued pursuant to the April 2007 Debt Settlement Private Placement (such April 2007 Debt Settlement Warrants, together with the March 2007 Debt Settlement Warrants and the March 2007 Warrants, the "Warrants").

On March 20, 2007, in connection with the acquisition by the Company of all of the issued and outstanding shares of i-level Media Systems Limited ("i-level Media Systems"), a private British Virgin Islands company, the Company issued an aggregate of 5,000,000 units pursuant to the March 2007 Debt Settlement Private Placement, at a deemed price of $0.10 per unit, in full payment and settlement of an aggregate amount of $500,000 in debt owing by the Company and i-level Media Systems. Each unit consisted of one share of common stock and one-quarter of one March 2007 Debt Settlement Warrant; each whole March 2007 Debt Settlement Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.50 per share for a period commencing on the date of issuance and expiring six months from the date of issuance.

On March 20, 2007, the Company issued an aggregate of 2,600,000 units pursuant to the March 2007 Private Placement, at a price of $0.50 per unit. Each such unit consisted of one share of common stock and one March 2007 Warrant. Each March 2007 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.00 per share for a period commencing on the date of issuance and expiring nine months from the date of issuance.

On April 18, 2007, the Company issued an aggregate 400,000 units pursuant to the April 2007 Debt Settlement Private Placement, at a deemed price of $0.50 per unit, in full payment and settlement of an aggregate of $200,000 in short-term debt owing by i-level Media Systems to one of its creditors. Each unit consisted of one share of common stock and one-half of one April 2007 Debt Settlement Warrant; each whole April 2007 Debt Settlement Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.00 per share for a period commencing on the date of issuance and expiring nine months from the date of issuance.

On June 5, 2007, the Company issued an aggregate of 535,714 shares of common stock pursuant to the June 2007 Private Placement, at a price of $0.70 per share.

The 8,535,714 shares of common stock issued to the Selling Shareholders pursuant to the March 2007 Debt Settlement Private Placement, the March 2007 Private Placement, the April 2007 Debt Settlement Private Placement and the June 2007 Private Placement are hereinafter collectively referred to as the "Shares". The 2,750,000 shares of common stock that may be acquired by the Selling Shareholders upon exercise of the Warrants are hereinafter collectively referred to as the "Warrant Shares".

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated July 5, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above; (e) the subscription agreements entered into between the Selling Shareholders and the Company; (f) the respective forms of the certificates representing the Warrants; (g) an Officer's Certificate executed by Aidan Sullivan, President and Chief Executive Officer of the Company; and (h) such other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (h) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (h) above) that is referred to or incorporated by reference into, the documents reviewed by us.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

    we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

    we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares and the Warrants have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Interests of Named Experts and Counsel".

Yours truly,

Lang Michener LLP

Per:       /s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California